FREE WRITING PROSPECTUS Dated October 1, 2019	Filed Pursuant to Rule 433 Registration No. 333-228112 Registration No. 333-228112-02

**PXG DETAILS** $671.81mm World Omni Select Auto Trust 2019-A (WOSAT 2019-A)
Joint Leads: J.P. Morgan (struc), MUFG, TD
Co-Managers: Barclays

CL	$AMT(MM)	WAL	S&P/F	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	120.00	0.20	A-1+/F1+	03/20	10/20	IntL+5	2.12123	2.12123	100.00000
A-2a	242.00	1.12	AAA/AAA	10/21	08/23	EDSF+34	2.071	2.06	99.99762
A-2b	50.00	1.12	AAA/AAA	10/21	08/23	1mL+34			100.00000
A-3	129.89	2.46	AAA/AAA	09/22	08/24	IntS+48	2.012	2.00	99.99129
B	59.56	3.25	AA/AA	04/23	12/25	IntS+70	2.181	2.17	99.99634
C	37.97	3.72	A/A	08/23	12/25	IntS+93	2.396	2.38	99.98528
D	32.39	3.85	BBB/BBB	08/23	12/25	IntS+115	2.613	2.59	99.96741

Expected Settle	: 10/09/2019	Registration	: SEC Registered
First Pay Date	: 11/15/2019	ERISA Eligible	: Yes
Expected Ratings	: S&P, Fitch	Min Denoms	: $1k x $1k
Ticker	: WOSAT 2019-A	Pxing Speed	: 1.5 ABS to 10% Call
Expected Pricing	: Priced	Bill & Deliver	: J.P. Morgan
ABS-15G Filing	: Mon, 09/23/2019

CUSIPs
A-1	:	98163BAA0	Available Information:
A-2A	:	98163BAB8	* Preliminary Prospectus: Attached
A-2B	:	98163BAH5	* Ratings FWP: Attached
A-3	:	98163BAC6	* IntexNet/CDI: Separate Message
B	:	98163BAD4	* DealRoadshow.com: WOSAT19A
C	:	98163BAE2
D	:	98163BAF9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.